Exhibit 99.1

River Valley Bancorp
Announces 18% Increase in Earnings for the Fourth Quarter
 Ended December 31, 2009

For Immediate Release
Tuesday, January 26, 2010

Madison, Indiana – January 26, 2010– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced earnings for the fourth quarter and fiscal year ended December 31, 2009.

For the fourth quarter ended December 31, 2009, the Corporation reported net income of $766,000 or $0.48 per basic share. This compared to net income of $646,000 or $0.41 per basic share for the quarter ended December 31, 2008. The earnings increase for the fourth quarter of 2009 reflected approximately an 18.6% increase over the same period in 2008. For the fourth quarter 2009, the return on average assets was 0.76% while the return on average equity was 10.51%.  Those percentages for the like period in 2008 were 0.69% and 10.47% respectively. The increase in net income for the fourth quarter of 2009 reflected higher net interest income from higher dollar balances of earning assets, improving interest margins, higher non interest income, and lower provision for loan losses, which were partially offset by higher operating expenses and taxes.

Net income for the fiscal year ended December 31, 2009 was $1,696,000. Earnings per basic share for fiscal 2009 were $1.10. This compares to net income for fiscal 2008 of $2,495,000, or $1.54 per basic share. In comparing like year periods, the Corporation expensed $2.9 million in 2009 for the provision for loan losses, a $1.8 million increase over the $1.1 million expensed in fiscal year 2008. The return on average assets for fiscal 2009 was 0.44%; the return on average equity was 6.48%. For fiscal 2008 those numbers were 0.69% and 9.71% respectively.

Assets totaled $396.2 million as of December 31, 2009, an increase of 6.4% from $372.3 million recorded as of December 31, 2008. Net loans, including loans held for sale, were $276.8 million as of December 31, 2009, a decrease of $8.6 million, from $285.4 million reported as of December 31, 2008. Deposits totaled $276.7 million as of December 31, 2009, approximately a $28.8 million increase, or 11.6% increase from the $247.8 million as of year end 2008.

As of December 31, 2009, total delinquency, as defined as delinquent 30 days or more, stood at 3.69%. This percentage as of December 31, 2008 was 1.07%. Net charge-offs, expressed as a ratio of average loans during 2009 was 0.92%. That same percentage was 0.26% in 2008. The allowance for loan losses expressed as a percentage of outstanding loans was 0.93% as of December 31, 2009 and was 0.82% on December 31, 2008.

Stockholder’s equity as of December 31, 2009 was $30.7 million and compares to $24.5 million as of December 31, 2008. The increase is attributable to current net income and the issuance of $5.0 million in private preferred stock in November 2009. Book value of River Valley Bancorp stock was $20.42 as of December 31, 2009, compared to $16.36 at December 31, 2008.

“We are hopefully exiting the most challenging period in our national economic environment since the Great Depression. We are very pleased to report that River Valley Bancorp was able to transition through this very difficult period presumably better than most. And as demonstrated by our 4th quarter performance, we appear to be poised to carry that momentum into a new year of hope and promise that we all individually and collectively seek,” stated Matthew P. Forrester, President of River Valley Bancorp. “In spite of national headlines that belittle banking in general, community banking and its members, which we proudly proclaim, are doing what our country, communities, and most importantly, our customers expect. This Corporation is carrying forward its mission and its message, and as demonstrated by our 2009 benchmarks, we are being successful at it.”

For the fiscal year, the Corporation’s stock traded in a daily closing price range of $16.86 to $9.15. The stock closed on December 31, 2009 at $12.50. The last reported trade on January 26, 2010 was $12.62.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	12 Months Ended	12 Months Ended
	12-31-2009	12-31-2009	12-31-2008

Assets		$396,162	$372,344
Net Loans, including loans for sale		276,737	285,434
Allowance for Loan Losses		2,563	2,364
Deposits		276,586	247,777
Stockholders’ Equity		30,715	24,540
Total Interest Income	$4,856	19,187	20,335
Total Non Interest Income	935	4,168	3,212
Interest Expense	2,298	9,322	10,876
Non Interest Expense	2,188	9,304	8,383
Provision for Loan Losses	310	2,883	1,080
Taxes	228	150	713
Net Income	766	1,696	2,495

ROAA	0.76%	0.44%	0.69%
ROAE	10.51%	6.48%	9.71%
Basic Earnings per Share	$0.48	$1.10	$1.54
Diluted Earnings per Share	0.48	1.09	1.53

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949